[Symetra Financial Logo]		Symetra Life Insurance Company
					[777 108th Avenue NE Suite 1200]
					[Bellevue, WA  98004-5135]



                       [Guaranteed Long Life Benefit] Rider


This rider ("Rider") is a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the terms of this Rider will control. Once this Rider has been selected, it cannot be revoked. This Rider may be selected only at the time of application. Unless redefined in this Rider, the terms defined in the Contract will have the same meaning when used in this Rider.

                                 DEFINITIONS

Long Life Benefit  The natural person named on the application on
Annuitant	   whose life the Long Life Benefit Payments are based.
		   The initial Owner of the Contract is the Long Life Benefit
		   Annuitant.   If the Owner is a non-natural person, the
		   initial Annuitant is also the Long Life Benefit
		   Annuitant. The Long Life Benefit Annuitant cannot be changed.

Long Life Benefit The date, as shown on the contract data page, of the Commencement Date first Long Life Benefit Payment. The Long Life Benefit
		   Commencement Date must be prior to the 96th birthday of the Long Life Benefit Annuitant.

Long Life Benefit  Periodic payments that begin on the Long Life Benefit
Payments 	   Commencement Date and continue each month for as long as
		   the Long Life Benefit Annuitant is living. The amount of each Long Life Benefit Payment is shown on the contract data page, unless reduced in accordance with this Rider.

                             RIDER PROVISIONS

Long Life Benefit

The Rider guarantees that if the Long Life Benefit Annuitant is alive on the Long Life Benefit Commencement Date and the rider charges shown on the contract data page are paid through the 10th Contract Year, we will begin making Long Life Benefit Payments, unless reduced in accordance with this Rider. These payments will continue to the payee (you or someone you choose) as long as the Long Life Benefit Annuitant is alive.



Once elected, this Rider cannot be terminated except as described below.

The Rider can be elected only at the time of application for the Contract to which this Rider is attached. The Long Life Benefit Annuitant must be no younger than age 50 and no older than age 75 at the time the Rider is elected.
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Misstatement of Age or Sex

We may require satisfactory proof of age or sex at any time.

Long Life Benefit Payments are based on the age and sex of the Long Life Benefit Annuitant. If the age or sex of the Long Life Benefit Annuitant has been misstated, Long Life Benefit Payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

We may require evidence satisfactory to us that the Long Life Benefit Annuitant is living before we make any payment.


Termination of Rider

If the Long Life Benefit Annuitant dies prior to the Long Life Benefit Commencement Date, this Rider will terminate. The date of termination will be the date that proof of death acceptable to us is received at our Home Office. We continue to assess the charge until we receive notice of death. Therefore, notification of the death of the Long Life Benefit Annuitant should be made as promptly as possible. Once terminated, no further rider charges will apply.

This Rider has no cash value and provides no death benefit.

Reduced Long Life Benefit Payments

Long Life Benefit Payments will be reduced if any of the following occur:

	-	If the entire contract value is withdrawn prior to the 10th
		contract anniversary date.
	-	If the contract value is annuitized prior to the 10th contract
		anniversary date.
	-	If the contract value is not sufficient to cover the rider
		charge in whole or in part for any of the first 10 Contract
		Years.

If 60 days prior to a contract anniversary your contract value is not sufficient to cover the rider charge, we will provide you with written notice of the deficit and allow you to make additional Purchase Payments to the Contract so the rider charge can be assessed. For this purpose, we will waive the $10,000 minimum Purchase Payment requirement in order to allow you to make such additional Purchase Payments. If on a contract anniversary the contract value remains insufficient to take the full rider charge, we will not take the charge and will reduce your Long Life Benefit Payments. The Contract will remain inforce and no further rider charges will be taken. Once reduced, the payments cannot be restored to the amount originally shown on your initial contract data page.

These reduced Long Life Benefit Payments will be paid in lieu of the original Long Life Benefit Payments shown on the initial contract data page. We will send a new contract data page reflecting the new Long Life Benefit Payment. The Long Life Benefit Commencement Date will remain the same. If the reduced Long Life Benefit Payments are less than $[500] per month, we may change the frequency of the Long Life Benefit Payments.

The reduced Long Life Benefit Payments will be based on an accumulation value calculated using the rider charges previously paid. The accumulation value is calculated as eighty-seven and one-half percent (87.5%) of the rider charges paid, less fifty dollars ($50) per year, accumulated to the end of the deferral period at three percent (3%) per year. Annuity factors are applied to this accumulation value in order to calculate the reduced Long Life Benefit Payments.Minimum annuity factors are based on the "Fixed Annuity Purchase
Rate Table" in your Contract.

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Rider Charge

The rider charge is shown under "Insurance Charges" on the contract data page. The charge varies by the Long Life Benefit Annuitant's age and sex, the deferral period, the Long Life Benefit Payment, and the amount of the first year Purchase Payments. The rider charge will be deducted pro-rata from each Sub-Account on the contract anniversary for the first 10 Contract Years. It will never be greater than the maximum charge of 5% of the Purchase Payments made to your contract in the first Contract Year and will never change, other than as described herein below, once the Rider has been issued. Prior to your first contract anniversary, we calculate the amount of Purchase Payments received to date and determine if the Rider charge to be assessed on your contract anniversary exceeds 5% of that amount.
If we determine that the charge exceeds 5% of the Purchase Payments you have made to date, we will provide written notice to you indicating the additional Purchase Payments needed so your charge does not exceed the 5% maximum. For this purpose, we will waive the $10,000 minimum Purchase
Payment requirement in order to allow you to make such additional
Purchase Payments. We will also provide the amount of the recalculated Long Life Benefit Payments if you choose not to make additional Purchase Payments to your contract. Written notice will be given 60 days prior to your contract anniversary. If you choose not to make additional Purchase Payments to your contract, we will send a new contract data page reflecting the new rider charge and the lower Long Life Benefit Payment.



All other terms and conditions of the Contract remain unchanged.






Symetra Life Insurance Company
[/s/George Pagos]
[George Pagos]
[Secretary]